Exhibit 31.4

CERTIFICATION

I, Robert S. Vaters, certify that:

1.  I have reviewed this Amendment No.1 to this Annual Report on Form 10-K/A of NeoStem, Inc.; and

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 30, 2015

/s/ Robert S. Vaters
Name: Robert S. Vaters
Title: President and Chief Financial Officer of NeoStem, Inc.

A signed original of this written statement required by Section 302 has been provided to NeoStem, Inc. and will be retained by NeoStem, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.